As filed with the U.S. Securities and Exchange Commission on September 12, 2023
Registration No. 333-264324

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Innovid Corp.
(Exact name of registrant as specified in its charter)

Delaware	7374	87-3769599
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
30 Irving Place, 12th Floor
New York, New York 10003
+1 (212) 966-7555
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen Cook
General Counsel
30 Irving Place, 12th Floor
New York, New York 10003
+1 (212) 966-7555
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jason Licht, Esq.
Samuel D. Rettew, Esq.
Latham & Watkins LLP
555 11th St NW, Suite 1000
Washington, DC 20004
(202) 637-2200

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act: ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES
This Post-Effective Amendment relates to the Registration Statement on Form S-1 (Commission File No. 333-264324), originally filed by Innovid Corp., a Delaware corporation (“Innovid”), with the Securities and Exchange Commission (the “SEC”) on April 15, 2022 (as amended, the “Registration Statement”), registering 11,549,465 shares of Innovid’ s common stock for resale, from time to time, by the selling shareholders named in the Registration Statement. The Registration Statement was declared effective by the SEC on May 3, 2022.

Innovid has no further obligation to maintain effectiveness of the Registration Statement. In accordance with an undertaking made by Innovid in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 is being filed to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold under the Registration Statement. As a result of this deregistration, no securities remain registered for resale pursuant to the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Innovid Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 12, 2023.

INNOVID CORP.

By:	/s/ Tanya Andreev-Kaspin
Name:	Tanya Andreev-Kaspin
Title:	Chief Financial Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.